Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 16, 2013 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2013, of $31.4 million, a decrease of approximately $1.5 million since December 31, 2012. Net assets per share decreased to $2.97 as of March 31, 2013 from $3.11 as of December 31, 2012. Cash and cash equivalents totaled $22.8 million as of March 31, 2013, a decrease of $0.9 million since December 31, 2012. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Net assets	$31,416	$32,875	$31,664	$33,418	$37,651
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$2.97	$3.11	$3.00	$3.16	$3.56
Cash and cash equivalents	$22,761	$23,687	$26,246	$27,039	$16,296
Cash per share	$2.15	$2.24	$2.48	$2.56	$1.54

Equus also reported a decrease in total Fund expenses of approximately $50,000, or 7%, for the quarter ended March 31, 2013 as compared to the quarter ended March 31, 2012.

The overall decline in net asset value during the first quarter of 2013 was principally due to operating expenses of the Fund and a decrease in the fair values of the following portfolio holdings:

•	Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in 1999. Spectrum uses proprietary electronic tracking equipment and software, and a full suite of custom services to help client organizations, mainly financial institutions, protect or recover high-value merchandise and cash. Spectrum markets its services under the brand name Electronic Tracking Systems or ETS. The company specializes in assisting communities and law enforcement in recovery of stolen property.

In recent years, Spectrum has lost key customer accounts and has had declining EBITDA, which decline has continued into 2013. As a result of these and other negative factors, the Fund applied a liquidation approach for valuation purposes. Continued deterioration of the business has resulted in a decrease in the fair value of this investment from $0.4 million as of December 31, 2012 to $0.1 million as of March 31, 2013.

•	Orco Property Group (“OPG”). The Fund initially invested in the bonds of Orco Germany S.A., a controlled subsidiary of OPG. In 2012, these bonds were converted into 1,573,666 ordinary shares of OPG and €1.2 million ($1.5 million) of OPG notes. 1,500,000 of the OPG shares were sold in October 2012. The decline in the fair value of the Fund’s holding in OPG from $1.7 million as of December 31, 2012 to $1.6 million as of March 31, 2013 was a result of a decrease in the trading price of the OPG shares and a change in the USD-Euro exchange rate.

•	Equus Energy, LLC (“Equus Energy”). The Fund established Equus Energy as a wholly-owned subsidiary of the Fund in November 2011 to be used as a platform for energy-related investments, with particular emphasis on oil and gas properties, initially investing $250,000 in December 2011. On December 27, 2012 the Fund invested an additional $6.8 million in Equus Energy, primarily to fund the purchase of $6.6 million in working interests in 150 producing and non-producing oil and gas wells, including associated development rights of approximately 23,000 acres situated on 15 separate properties in Texas and Oklahoma.

The wells are operated by a number of experienced operators, including a major multinational oil and gas conglomerate which has operating responsibility for all of Equus Energy’s 40 producing well interests located in the Conger Field, a productive oil and gas field on the edge of the Permian Basin that has experienced successful gas and hydrocarbon extraction in multiple formations. Equus Energy, which holds a 50% working interest in each of these Conger Field wells, has partnered with the operator in an aggressive recompletion program of existing Conger Field wells to the Wolfcamp formation, a zone containing oil as well as gas and natural gas liquids. One recompletion has been effected since the closing date of the acquisition, with additional recompletions scheduled for the remainder of 2013 and beyond.

The decline in the fair value of Equus Energy from $6.9 million as of December 31, 2012 to $6.6 million as of March 31, 2013 was principally related to expenses incurred in connection with establishing accounting and management reporting systems in respect of the acquired assets, in addition to business development expenses incurred during the quarter.

Significant events during the first quarter of 2013 included the following:

•	Interest Payment and Partial Principal Repayment on OPG Notes. On March 1, 2013, the Fund received a semi-annual interest payment of €24,180 ($31,724) and a partial principal repayment of €6,901 ($9,054) in respect of €1.2 million ($1.5 million) notes of OPG that the Fund received in October 2012.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.